CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Pruco Life Insurance Company of our report dated March 16, 2022 relating to the financial statements and financial statement schedule, which appears in Pruco Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2021.
/s/PricewaterhouseCoopers LLP
New York, New York
December 8, 2022